Exhibit 99.1

PRESS RELEASE

January 14, 2009

First United Ethanol, LLC (“FUEL”) resumed production at its 100 million gallon per year ethanol plant located in Mitchell County, Georgia on Wednesday, January 14 following the incident which occurred on January 6 that resulted in a plant shut down lasting one week. All necessary repairs have been completed. FUEL’s Management Team, in conjunction with independent engineers, completed a thorough analysis of the incident in an effort to ensure the safety of its employees and its stability for continued production.

First United Ethanol, LLC began operations at the Southeast’s first 100 million gallon per year ethanol facility to be in production in early October 2008. This facility is operated by Southwest Georgia Ethanol, LLC, a wholly owned subsidiary of First United Ethanol, LLC.